Filed Pursuant to Rule 433

February 2, 2006

Related to the Prospectus dated January 5, 2005

and the Prospectus Supplement dated June 9 2005

Registration Statement No. 333-107132

Term Sheet

SLM Corporation
Final Summary of Terms

Issuer:	SLM Corporation

Ratings:

A2 (Stable)/A (Stable)

Security:

Constant Maturity Treasury Floaters

Status:

Senior Unsecured

Trade Date:

February 2, 2006

Settlement Date:

February 15, 2006

Maturity Date:

March 16, 2009 (long final coupon)

Issue Size:	$25 million
Offering Price:	100%
Net Proceeds to Issuer:	99.80%
Redemption Price:	100%
Optional Redemption:	None
Coupon Rate:	2 year Constant Maturity Treasury + 32 bps
Coupon Floor/Cap:	None
Index Definition:

On each Reset Date, the Coupon Rate shall be based on the applicable Constant Maturity Treasury (for the day that is two business days prior to such Reset Date), as published by the U.S. Federal Reserve under the heading H.15(519) in the statistical release. This rate can be found on the Federal Reserve’s website at http://www.federalreserve.gov/releases/h15/Current/, on Telerate page 7051, and on Bloomberg at ALLX H15T <GO>.

Payment Frequency:	Monthly Pay, Monthly Reset (on the 15th, beginning March 15, 2006)
Business Day Convention:	Following (New York), Unadjusted
Day Count:	Actual / Actual
Form of Offering:	Public
Clearance:	DTC
Listing:	None
Denominations:	$1,000
Lead Manager:	Wachovia Securities
Calculation Agent:	SLM Corp
CUSIP:	78442FDU9

Obligations of SLM Corporation and its subsidiaries are not guaranteed by the full faith and credit of the United States of America.  Neither SLM Corporation nor any of its subsidiaries is a government-sponsored enterprise or an instrumentality of the United States of America.

SLM Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the Company, toll free at 1-800-321-7179.